As filed with the Securities and Exchange Commission on April 20, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
VERNALIS plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation	None (I.R.S. Employer Identification No.)
or organization)
Oakdene Court, 613 Reading Road,
Winnersh, Berkshire RG41 5UA,
United Kingdom
(Address of principal executive offices)
Vernalis plc Discretionary Share Option Plan
(Full title of plan)
CT Corporation System
111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
With a copy to:

John Slater Vernalis plc Oakdene Court, 613 Reading Road Winnersh, Berkshire RG41 5UA United Kingdom (011) (44) 118 977 3133	Richard C. Morrissey Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN United Kingdom (011) (44) 20 7959 8900
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount of Shares	Maximum	Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate	Registration
To be Registered (1)	Registered (2)	Per Share (3)	Offering Price (3)	Fee
Ordinary Shares of 5 pence each to be issued under the Vernalis plc Discretionary Share Option Plan	986,000	$1.11	$1,094,460	$117.11

(1)	American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the ordinary shares have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 33-47426)

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plan in connection with variations in share capital, demergers, special dividends or similar transactions. The amount of ordinary shares being registered with respect to the Vernalis plc Discretionary Share Option Plan represents the estimated maximum aggregate amount issuable to the registrant’s employees in the United States pursuant to such plan.

(3)	Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based upon the price at which the options may be exercised, £0.6275 per ordinary share, converted to U.S. dollars at the Federal Reserve Bank of New York noon buying rate on April 18, 2006 of £1.00 = $1.7762 and rounded up to the nearest whole cent.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents By Reference.
          The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Vernalis plc (“Vernalis” or the “Company”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:
•	Vernalis’s Annual Report on Form 20-F (Commission File No. 0-20104) for the year ended December 31, 2004 (the “Annual Report”), which contains a description of the Ordinary Shares of 5 pence each of Vernalis.

•	The portion of Vernalis’s Report on Form 6-K, dated October 11, 2005, containing the Company’s interim results for the six months ended June 30, 2005.
               All documents subsequently filed by Vernalis pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including all Annual Reports on Form 20-F, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Also, to the extent designated therein, any Reports on Form 6-K furnished by Vernalis during such period are hereby incorporated by reference in this Registration Statement from the date of furnishing such reports. To the extent that any certified public accountant auditing and reporting on Vernalis’s consolidated financial statements included in any documents filed or furnished by Vernalis during such period consents to the use of its reports thereon, such consolidated financial statements shall be deemed to be incorporated by reference in this Registration Statement in reliance upon such firm’s report and authority as experts. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Experts
          The consolidated financial statements as of and for the two years ended April 30, 2003, the eight months ended December 31, 2003 and the year ended December 31, 2004 incorporated herein by reference to the Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The Company’s Memorandum and Articles of Association provides for the following:
          “145. INDEMNITY OF OFFICERS
          As far as the legislation allows this, the company:
(i)	may indemnify any director or other officer of the company against any liability;

(ii)	may purchase and maintain insurance against any liability for any director or officer of the company;

(iii)	will indemnify every director and other officer of the company out of its own assets against any liability incurred by him as a director or other officer in defending any civil or criminal proceedings which relate to anything done or omitted, or claimed to have been done or omitted, by him as a director or other officer of the company:
(a)	in which judgment is given in his favour;

(b)	in which he is acquitted; or

(c)	in connection with any application under any legislation for relief from liability in respect of any such act or omission where relief is granted to him by the court.
For the purposes of this article, no person appointed or employed by the company as an auditor is an officer of the company.”
We also maintain directors’ and officers’ liability insurance.
Section 309A of the U.K. Companies Act of 1985, as amended (the “Companies Act”), provides as follows:
          “Provisions protecting directors from liability

(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of—
(a)	the company, or

(b)	an associated company,
against any liability within subsection (1) is void.

This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of—
(a)	the company, or

(b)	an associated company,
insurance against any liability within subsection (1).

(6)	In this section—

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”
Section 309B of the Companies Act provides as follows:
“Qualifying third party indemnity provisions
(1)	For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director—
(a)	to the company, or

(b)	to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay—
(a)	a fine imposed in criminal proceedings, or

(b)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).
(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director—
(a)	in defending any criminal proceedings in which he is convicted, or

(b)	in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c)	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely—
(i)	section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii)	section 727 (general power to grant relief in case of honest and reasonable conduct).
(5)	In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final—
(a)	if not appealed against, at the end of the period for bringing an appeal, or

(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.
(7)	An appeal is disposed of—
(a)	if it is determined and the period for bringing any further appeal has ended, or

(b)	if it is abandoned or otherwise ceases to have effect.
(8)	In this section “associated company” and “provision” have the same meaning as in section 309A.”
Section 337A of the Companies Act provides as follows:
“Funding of director’s expenditure on defending proceedings
(1)	A company is not prohibited by section 330 [regarding restrictions on loans to directors and connected persons] from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him—

(a)	in defending any criminal or civil proceedings, or

(b)	in connection with any application under any of the provisions mentioned in subsection (2).
(2)	The provisions are section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3)	Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4)	Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than—
(a)	in the event of the director being convicted in the proceedings, the date when the conviction becomes final,

(b)	in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or

(c)	in the event of the court refusing to grant him relief on the application, the date when the refusal or relief becomes final.
(5)	For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final—
(a)	if not appealed against, at the end of the period for bringing an appeal, or

(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.
(6)	An appeal is disposed of—
(a)	if it is determined and the period for bringing any further appeal has ended, or

(b)	if it is abandoned or otherwise ceases to have effect.
Section 727 of the Companies Act provides as follows:
“Power of court to grant relief in certain circumstances
(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.
(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following Exhibits are furnished herewith unless otherwise indicated:

Exhibit No.	Description

4.1	Provisions of the Company’s Memorandum and Articles of Association that define the rights of security holders of the Company (incorporated by reference to the Annual Report)

4.2	Rules of the Vernalis plc Discretionary Share Option Plan

5.1	Opinion of John Slater, General Counsel of the Company, as to the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, London, United Kingdom

23.2	Consent of John Slater (included in exhibit 5.1)

24.1	Powers of Attorney (included in the signature page of this Registration Statement)
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Winnersh, Berkshire, England, on April 20, 2006.

Vernalis plc
(Registrant)

By:	/s/ John Slater

(Name) John Slater
(Title) Director, General Counsel
POWER OF ATTORNEY
     Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints each of John Slater and Anthony Weir, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her, and on his/her behalf and in his/her name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Peter Fellner	Executive Chairman	April 20, 2006

Name: Peter Fellner

/s/ Simon Sturge	Chief Executive Officer	April 20, 2006

Name: Simon Sturge

/s/ Anthony Weir	Chief Financial Officer and Principal Accounting Officer	April 20, 2006

Name: Anthony Weir

/s/ John Slater	Director	April 20, 2006

Name: John Slater

Signature	Titles	Date

/s/ John Hutchison	Director	April 20, 2006

Name: John Hutchison

/s/ George Kennedy	Non-executive Director	April 20, 2006

Name: George Kennedy

/s/ Carol Ferguson	Non-executive Director	April 20, 2006

Name: Carol Ferguson

/s/ Keith Merrifield	Non-executive Director	April 20, 2006

Name: Keith Merrifield

/s/ Peter Read	Non-executive Director	April 20, 2006

Name: Peter Read

/s/ Allan Baxter	Non-executive Director	April 20, 2006

Name: Allan Baxter

Authorized Representative in the United States

By: /s/ Sylvia McBrinn		April 20, 2006
Name: Sylvia McBrinn

EXHIBIT INDEX

Exhibit No.	Description

4.1	Provisions of the Company’s Memorandum and Articles of Association that define the rights of security holders of the Company (incorporated by reference to the Annual Report)

4.2	Rules of the Vernalis plc Discretionary Share Option Plan

5.1	Opinion of John Slater, General Counsel of the Company, as to the validity of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, London, United Kingdom

23.2	Consent of John Slater (included in exhibit 5.1)

24.1	Powers of Attorney (included in the signature page of this Registration Statement)